Exhibit 10.1

Amendment No. 3 to Agreement for Marketing Services

This Amendment No. 3 dated as of August 16, 2010 (this “Amendment”) is to the Agreement for Marketing Services dated January 14, 2008, as amended April 30, 2009 and May 15, 2009 (the “Agreement”) by and between ALPS Distributors, Inc., a Colorado corporation located at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”), and GreenHaven Commodity Services, LLC, a Delaware limited liability company located at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326 (the “Client”).

WHEREAS, ALPS and the Client wish to amend the Agreement in certain respects as more fully set forth below effective as of the date of this Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The first “WHEREAS” clause of the Agreement is replaced in its entirety with the following:

WHEREAS, the Client is the managing owner of GreenHaven Continuous Commodity Index Fund, a Delaware statutory trust that is listed on the New York Stock Exchange ARCA (the “Feeder Fund”) and of GreenHaven Continuous Commodity Index Master Fund, a Delaware statutory trust and a commodity index-linked fund in which the Feeder Fund has invested all of its assets (the “Master Fund,” collectively with the Feeder Fund, the “Funds”); and

2. Section 2 (Fees) of the Agreement is replaced in its entirety as follows:

2. Fees. For the performance by ALPS of the Services pursuant to this Agreement, Client agrees to pay ALPS an annual fee, amortized monthly and payable quarterly, based upon the Feeder Fund’s net assets, in accordance with the fee schedule set forth on Exhibit B hereto.

3. Exhibit B (Fees) is replaced in its entirety with the new Exhibit B (Fees) attached hereto and incorporated by referenced herein.

4. Section 3 (Out of Pocket Expenses) of the Agreement is replaced in its entirety as follows:

3. Out of Pocket Expenses. In addition to the fees that the Client shall pay to ALPS pursuant to Section 2 above, the Client agrees to reimburse ALPS for its reasonable out-of-pocket expenses incurred and advances made by ALPS in performing the Services, including, but specifically not limited to, FINRA advertising fees, registered representative licensing fees, branch inspection costs, postage and any other expenses incurred by ALPS at the specific written request or consent of the Client, up to a total of $177,000 for the two-year period beginning October 21, 2009.

5. Section 14 (Assignment) and Section 15 (Change in Control of the Client) are added to and incorporated by reference in the Agreement as follows:

14. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Client without the prior written consent of ALPS, or by ALPS without the prior written consent of the Client.

15. Change in Control of the Client. In the event (i) there is a Change in Control (as defined below) of the Client and ALPS is not subsequently retained to provide the Services under this Agreement by the Client’s successor(s) or (ii) the Client terminates this Agreement without cause (“Termination Without Cause”), the Client agrees to pay to ALPS a cash payment equal to: (i) eighteen (18) times the most recent monthly Fee (excluding any waivers in effect) payable to ALPS under this Agreement, in addition to all outstanding Fees under this Agreement (together with the Fees, the “Aggregate Fees”)) for a Change in Control of the Client or Termination Without Cause that occurs within three (3) years of October 21, 2009 or (ii) twelve (12) times the aggregate of all Aggregate Fees for a Change in Control of the Client or Termination Without Cause that occurs between on October 21, 2012 through October 21, 2014. For purposes of this Agreement, a “Change in Control” is defined as (i) the consummation of a reorganization, merger, consolidation or sale or disposition of all or substantially all of the assets of the Client or (ii) any transaction which results in the ownership interests in GreenHaven, LLC of Thomas J. Fernandes and Ashmead Pringle falling below 51% when combined.

6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

GREENHAVEN COMMODITY SERVICES, LLC	ALPS DISTRIBUTORS, INC.

By: /s/ Ashmead F. Pringle, III	By: /s/ Thomas A. Carter
Name: Ashmead F. Pringle, III	Name: Thomas A. Carter
Title: Manager	Title: President

EXHIBIT B

Fees

The annual fees payable to ALPS for the Services under this Agreement are as follows:

Feeder Fund Assets	ALPS Fees as a % of Feeder Fund Net Assets
1. $0 – below $300 million	0.05%*
2. $300 million – $1 billion	0.15% on all Feeder Fund net assets up to $1 billion
3. Over $1 billion – $2.5 billion	0.125%
4. Over $2.5 billion	0.10%

* Notwithstanding anything in the Agreement to the contrary, the annual fees of 0.05% on all Feeder Fund net assets in line 1 above shall be increased to 0.15% on all Feeder Fund net assets as of the earlier of (i) July 1, 2010 and (ii) the date on which Feeder Fund net assets reach $300 million. All net asset values will be per the Bank of New York or its successor as the Client’s fund administrator.